UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

MEDIANET GROUP TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-49801	13-4067623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 Town Center Circle, Suite 601
Boca Raton, FL 33486
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: (561) 417-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Members of the Board of Directors

On April 8, 2011, MediaNet Group Technologies, Inc. (the “Company”) announced that Niels Burtenshaw Thuesen, Blas Garcia Moros, and Lester Rosenkrantz were appointed to the Company’s Board of Directors (the “Board”).  All three new members have agreed to serve on the Audit Committee of the Board.

Niels Burtenshaw Thuesen, age 48, will serve as Chairman of the Board.  Mr. Thuesen joins the Board following an extensive career of building Scandinavia’s largest venture capital asset management firm and Denmark’s leading institutional asset manager, BankInvest Group.   Mr. Thuesen held several positions at BankInvest, having served as Chief Executive Officer from 1998 to 2008, Chief Investment Officer from 1990 to 1997 and managing director from 1992 to 1997.  Since 2009, he has focus on his own consultancy practice (ACTN).  Under Mr. Thuesen’s leadership, BankInvest increased profits to owners more than 500 times (50,000%) to over $100 million and assets under management more than 75 times to $30 billion.  Mr. Thuesen was responsible for developing and managing BankInvest’s entire business with hands on involvement specifically in developing relationships with professional institutional investors which included asset management of a variety of public equity niche areas, private equity and venture capital as well as training and development of the firm’s portfolio management team who focused on several niche asset management businesses that Mr. Thuesen created and designed.  He was also responsible for the administration of Mutual Funds and General firm-wide administration.   Currently, Mr. Thuesen holds several additional Board positions including Styrelsen for International Udviklingssamarbejde (the Board of Danida – the entity within the Danish Government’s Department for Foreign Affairs, that distributes the Danish Governments collective aid to less developed countries); Chairman of MYC4 (a firm providing micro finance to African entrepreneurs in seven African countries), Kirk Kapital (a family Office), and the Presidential Advisory Board for the country, Mozambique, and former member of the board of the Danish Venture Capital & Private Equity Association.  He holds an M.sc from Aarhaus Business School and completed the Top Executive Management Program at DIEU.

Upon Mr. Thuesen’s appointment to the Board, he received a non-qualified option to purchase three million common shares at $0.001, which option vests immediately as to two million shares and vests as to the remaining one million shares ratably each quarter over two years. In addition, he will receive a monthly cash payment of $5,000 for being a member of the Board and serving as the Chairman of the Board.

Blas Garcia Moros, age 49, spent 15 years at Microsoft Corporation, from May 1985 until February 2000, where he was one of the founders of Microsoft Latin America.  Mr. Moros held numerous positions during his tenure at Microsoft, including positions in Latin America and Asia, as well as the Company’s headquarters in Redmond, Washington.  His last position at Microsoft, from September 1997 to February 2000, was based in Singapore as the Regional Director South Asia and President, Microsoft Regional Sales Corporation (Asia), where he was responsible for the management and leadership of the region which encompassed all countries with southern Asia, including India, Indonesia, Thailand, Philippines, Vietnam, Malaysia and Singapore.  For the last five years, Mr. Moros has been a private investor in a variety of businesses, and is currently an advisor to and a member of various advisory boards of several private companies, primarily in the technology sector.  Mr. Moros speaks four languages and holds the equivalent of a Bachelor’s degree in Business Administration from the University of Innsbruck, Austria.

Upon Mr. Moros’ appointment to the Board, he received a grant of two million common shares at $0.001, which vests ratably each quarter over two years. In addition, he will receive a monthly cash payment of $3,000 for being a board member.

Lester Rosenkrantz, age 70, is a Wall Street veteran with decades of experience in all facets of the micro and mid-cap equity markets.  For the past ten years, he has been President of Cameron Associates, Inc., a leading New York-based, independent investor relations firm.  During his career, he has been instrumental in financing many public and private companies. Prior to joining Cameron, Mr. Rosenkrantz spent 38 years in the investment banking and brokerage business, including a 17 year tenure as CEO of Rosenkrantz, Lyon & Ross, Incorporated, a NYSE-member firm.  As a banker, he garnered in-depth experience in representing companies and their management as they interacted with their Boards of Directors, investment bankers, syndicate managers, analysts, retail and institutional brokers, as well as attorneys and accountants. He currently is a member of the Board of Directors of Scar Guard Labs, LLC, a privately-held specialty pharmaceutical company. Mr. Rosenkrantz graduated from Pennsylvania State University with a B.S. in Business Administration.

Upon Mr. Rosenkrantz’ appointment to the Board of Directors, he received a grant of two million common shares at $0.001, which vests ratably each quarter over two years. In addition, he will receive a monthly cash payment of $3,000 for being a board member.

Departure of Directors or Certain Officers

On March 30, 2011, Kent Lee Holmstoel resigned from his position Chief Operating Officer (“COO”) and as a member of the Board, which resignation was effective on that date.  Mr. Holmstoel has advised the Company that his resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.  The Company is in the process of negotiating the terms of a separation agreement with Mr. Holmstoel.

On March 31, 2011, Andreas Kusche resigned his position as a member of the Board, which resignation was effective on that date.  Mr. Kusche’s resignation was not the result of any disagreement between the Company and him on any matter relating to the Company’s operations, policies or practices.  Mr. Kusche remains in his roles as General Counsel and Secretary of the Corporation.

The Company’s press release dated April 8, 2011, announcing the foregoing changes, is included as Exhibit 99.1 to this report.

Item 9.01.                 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press release issued by MediaNet Group Technologies, Inc. on April 8, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIANET GROUP TECHNOLOGIES, INC. (Registrant)

Date: April 8, 2011	By:	/s/ Michael B. Hansen
Michael B. Hansen
President and Chief Executive Officer